UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2006

AZUR HOLDINGS, INC.
(Exact name of Registrant as specified in charter)

Delaware	000-25824	13-3337553
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

101 NE 3rd Avenue, Suite 1220, Fort Lauderdale, Florida 33301
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:	954-763-1515

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐ Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this Current Report on Form 8-K contains some forward-looking statements. For example, statements included in this report regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future product demand, supply, manufacturing, costs, marketing and pricing factors are all forward-looking statements.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our reports on Form 10-KSB, Form 10-QSB, Form 8-K, or their successors.

Item 1.01. Entry into a Material Definitive Agreement.

On April 26, 2006, we entered into a Stock Purchase Agreement dated as of April 26, 2006 (the “Purchase Agreement”) with CapitalSwiss Limited (the “Purchaser”) providing for the sale by us to the Purchaser of up to an aggregate of 5 million shares of our common stock for $.60 per share. All sales of such shares to be made pursuant to the Purchase Agreement are intended to be made pursuant to Regulation S.

Under the Purchase Agreement we are obligated to issue to the Purchaser an aggregate of 2 million shares of our common stock on April 26, 2006 and the Purchaser is obligated to pay the $600,000 purchase price for 1 million of such shares by June 1, 2006 and the purchase price for the additional 1 million of our shares by July 1, 2006. Upon the payment to us of $1,200,000 for the first 2 million shares, we are obligated to issue to the Purchaser and additional 2 million shares of our common stock.

The Purchase Agreement provides that the $600,000 purchase price for 1 million of these additional issued shares shall be paid to us by August 1, 2006 and the $600,000 purchase price for the second 1 million of the additional shares shall be paid to us by September 1, 2006. After payment to us of the additional $1,200,000 we are then obligated to issue to the Purchaser the final 1 million shares of our common stock covered by the Purchase Agreement and the Purchaser is required to pay to us the $600,000 purchase price for these shares by October 1, 2006.

Under the Purchase Agreement the Purchaser without penalty may pay the purchase price for any installment of shares prior to the payment deadlines set forth above. If the Purchaser does not by the applicable payment deadline pay all or a portion of the purchase price for a particular installment of shares of our common stock, then the shares not paid for shall be immediately forfeited and cancelled.

The Purchase Agreement contains customary representations from each party to the other.

Item 3.02 Unregistered Sales of Equity Securities.

On April 26, 2006, we issued an aggregate of 2 million shares of our common stock to the Purchaser pursuant to the terms of the Purchase Agreement. All of such shares were issued in a transaction not subject to the registration requirements of the Securities Act of 1933, as amended, because the offer and sales of such shares were made outside of the United States in a transaction complying with the conditions set forth in Regulation S promulgated by the Securities and Exchange Commission. Up to an additional 3 million shares of our common stock may be issued to the Purchaser pursuant to the Purchase Agreement.

Item 9.01  Financial Statements and Exhibits.

The following exhibit is filed with this Current Report:

Exhibit No.	Description of Exhibit

10.1	Stock Purchase Agreement, dated as of April 26, 2006 between Azur Holdings, Inc. and CapitalSwiss Limited*
______________________________________
* Filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZUR HOLDINGS, INC.

May 2, 2006	By:	/s/ Donald Winfrey
Donald Winfrey
President